UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 25, 2010

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(Exact name of Registrant as specified in its charter)

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Commission File Number 1-6227

Iowa (State of Incorporation)	20-4195009 (I.R.S. Employer Identification No.)

2108 140th Avenue, P.O. Box 21

Algona, IA 50511

(Address of Principal Executive Offices)

(515) 395-8888

Registrant’s telephone number, including area code

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Members of East Fork Biodiesel, LLC (“Company”) was held on March 19, 2010. Allen A. Kramer and Dean Ulrich were elected as directors.

Votes were cast for nominees for directors as follows:

	For	Against	Abstain
Allen A. Kramer	14,040	637	385
Dean Ulrich	14,283	372	407

The members approved Proposal 2 – to adopt the Company's Second Amended and Restated Operating Agreement, and votes were cast as follows:

	For	Against	Abstain
Proposal to amend and restate the Company's Second Amended and Restated Operating Agreement	13,892	647	523

Proposal 2 involved amendments to the Company's Operating Agreement to (i) remove the minimum per unit purchase price and increase the number of authorized units to 600,000; (ii) remove the limitation that no single person, entity or affiliate can own an interest in the Company in excess of $1,000,000; (iii) remove the cap on the interest rate that members may charge on loans to the Company; and (iv) remove the provision that restricts the transfer of units before the Company has commenced substantial operations. A copy of the Second Amended and Restated Operating Agreement is attached hereto as Exhibit 3.2.

The members approved Proposal 3 – to approve an increase in the Company's authorized membership units, and votes were cast as follows:

	For	Against	Abstain
Proposal to increase the Company's authorized membership units	14,059	498	505

Proposal 3 involved a specific authorization from the Company’s members for the Company’s Board of Directors to issue the units authorized by the Company's Second Amendment to Operating Agreement. Under the Second Amendment to Operating Agreement, the Board may issue up to 600,000 membership units without member approval.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.2	Second Amended and Restated Operating Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAST FORK BIODIESEL, LLC

Date: March 25, 2010	By:
Chris Daniel
Chief Executive Officer

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